SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2007

Date of Report

(Date of earliest event reported)

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices) (Zip code)

(650) 474-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.02(c) below is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On October 29, 2007, Threshold Pharmaceuticals, Inc. announced a corporate realignment to reduce expenses and focus its activities on its hypoxia-activated prodrug (HAP) program and the currently ongoing clinical trials of glufosfamide. As a result of the corporate realignment, the Company will reduce its staff by approximately one-quarter. In connection with the staff reduction, the Company expects to pay severance benefits of approximately $1.2 million in the fourth quarter of 2007.

A copy of the press release announcing the corporate alignment and certain other matters described herein is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Pursuant to the corporate realignment described in Item 2.05, the Company announced that Cathleen Davis, the Company’s vice president, Finance and Controller and Kevin Kaster, the Company’s senior vice president, Corporate Development, will leave the Company. Each of Ms. Davis and Mr. Kaster will continue to provide services to the Company as consultants, but no agreements reflecting this understanding have been finalized.

(c) On November 1, 2007, the Company entered into an offer letter (the “Offer Letter”) with Joel A. Fernandes pursuant to which Mr. Fernandes accepted the position of senior director, Finance and Controller of the Company. Pursuant to the Offer Letter, Mr. Fernandes will receive an annual salary of $200,000 and will be granted, subject to the approval of the Company’s Board of Directors, a stock option to purchase 20,000 shares of the Company’s common stock under the Company’s 2004 Equity Incentive Plan. The exercise price of the option will be equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the date that the option is approved by the Board of Directors. The option will vest as to 1/48th of the shares on each subsequent monthly anniversary of the effective date of the Offer Letter. Additionally, Mr. Fernandes’ existing stock options to purchase (i) 23,392 shares of the Company’s common stock at a price of $2.57 per share, issued on September 29, 2006, will continue to vest to 1/42nd of the shares per month until April 3, 2010; (ii) 11,608 shares of the Company’s common stock at a price of $2.57 per share, issued on September 29, 2006, will continue to vest as to 1/38th of the shares per month until December 3, 2009; and (iii) 20,000 shares of the Company’s common stock at a price of $3.61 per share, issued on January 24, 2007, will continue to vest as to 1/4th of the shares on January 24, 2008 and will continue to vest thereafter as to 1/48th of the shares per month for the remaining three years.

The foregoing description of the terms of Mr. Fernandes’ employment with the Company is qualified in its entirety by reference to the Offer Letter dated November 1, 2007 by and between the Company and Mr. Fernandes, a copy of which is attached hereto as Exhibit 10.36 to this Current Report on Form 8-K and is incorporated herein by reference.

Effective November 2, 2007, Mr. Fernandes will be the Company’s senior director, Finance and Controller and will assume the responsibilities of the Company’s principal accounting and financial officer. Mr. Fernandes, age 37, has been the Company’s assistant controller since April 2006. Prior to joining the Company, Mr. Fernandes served as Associate Director of Finance at Theravance Inc. from January 2005 to March 2006, Senior Manager of Corporate Finance at KLA-Tencor from August 2002 to January 2005 and Assistant Controller of ALZA Corporation from 1999 to 2002. Mr. Fernandes has been a Certified Public Accountant since 1996, and has a Masters in Accountancy from Manchester College, Indiana.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.36	Offer Letter dated November 1, 2007 by and between Threshold Pharmaceuticals, Inc. and Joel A. Fernandes.

99.1	Press Release of Threshold Pharmaceuticals, Inc. dated October 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Threshold Pharmaceuticals, Inc.

Date: November 2, 2007	By:	/s/ Joel A. Fernandes
Joel A. Fernandes
Senior Director, Finance and Controller

EXHIBIT INDEX

Exhibit No.	Description

10.36	Offer Letter dated November 1, 2007 by and between Threshold Pharmaceuticals, Inc. and Joel A. Fernandes.

99.1	Press Release of Threshold Pharmaceuticals, Inc. dated October 29, 2007.